EXHIBIT 32
SECTION 1350 CERTIFICATIONS
Each of the undersigned hereby certifies that to his knowledge the quarterly report on Form 10-Q for the fiscal period ended June 30, 2019 of Allstate Life Insurance Company filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of Allstate Life Insurance Company.
Date: August 7, 2019

/s/ Steven E. Shebik
Steven E. Shebik
Chief Executive Officer

/s/ Mario Imbarrato
Mario Imbarrato
Vice President and Chief Financial Officer